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                                                                EXHIBIT 20.04


               AMENDMENT NO. 2 TO AGREEMENT OF PURCHASE AND SALE


     THIS AMENDMENT NO. 2 TO AGREEMENT OF PURCHASE AND SALE is made as of May 31, 1996 by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller") and LEE IACOCCA & ASSOCIATES, INC., a Michigan corporation ("Purchaser").

     A. Seller and Purchaser have entered into an Agreement of Purchase and Sale (the "Agreement") dated December 21, 1995 relating to certain real property located in San Mateo, California and commonly known as the Bay Meadows Training Track (the "Subject Real Property"), which is a part of property owned by Seller and referred to in the Agreement as "Bay Meadows."

     B. Seller and Purchaser entered into Amendment No. 1 to the Agreement as of March 5, 1996 which extended Purchaser's time to conduct its due diligence until May 31, 1996.

     C. In light of various factors which have come to the parties' attention relating to the cost of off-site improvements necessary for development of the Subject Real Property, Purchaser has requested and Seller is willing to grant additional time for Purchaser to conduct its due diligence.

     NOW THEREFORE, the parties agree as follows:

     1. The Approval Date, as defined in Section 3.1 of the Agreement is amended to be June 28, 1996.

     2. This Amendment No. 2 may be signed in counterparts, each of which shall constitute an original as against any party whose signature appears thereon and all of which shall constitute one and the same instrument.

     3. All other terms and conditions of the Agreement shall remain unchanged.

     4. As of the date of this Amendment No. 2, neither party has any claims against the other arising out of or relating to the Agreement.


 CALIFORNIA JOCKEY CLUB                 LEE IACOCCA & ASSOCIATES, INC.

 By:_________________________           By:_________________________

 Its:_________________________          Its:_________________________